Exhibit 8.1

September 7, 2006

McDonald's Corporation
McDonald's Plaza
Oak Brook, IL 60523

Ladies and Gentlemen:

        We have acted as special counsel to McDonald's Corporation ("McDonald's") in connection with (i) an offer to McDonald's shareholders to exchange shares of McDonald's common stock for shares of class B common stock of Chipotle Mexican Grill, Inc. ("Chipotle") currently held by McDonald's (the "Exchange Offer"); and (ii) a proposed pro rata distribution to McDonald's shareholders of any shares of class B common stock of Chipotle currently held by McDonald's that McDonald's does not exchange pursuant to the Exchange Offer (the "Spin-Off"), each as described in Chipotle's Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on September 7, 2006 (the "Registration Statement"), and governed by a separation agreement between McDonald's and Chipotle dated as of today (the "Separation Agreement"). At your request, and in connection with the Registration Statement and the Separation Agreement, we are rendering our opinion concerning certain U.S. federal income tax consequences of the Exchange Offer and any Spin-Off.

        In rendering the opinion set forth below, we have relied, with the consent of McDonald's, upon the accuracy and completeness of the representations as to various factual matters contained in the representation letters that we have received from McDonald's and Chipotle (which representations we have neither investigated nor verified), and have assumed (i) that all such representations are true, correct, and complete as of the date hereof and will be true, correct, and complete as of the completion of the Exchange Offer and any Spin-Off; (ii) that all such representations made to a party's knowledge are and will be true, correct, and complete as if made without such qualification; and (iii) that all events described in such representations as expected, planned, or intended to occur or not occur will in fact occur or not occur, as applicable. We have also relied upon the accuracy of the Registration Statement and the prospectus–offer to exchange (the "Prospectus–Offer to Exchange") contained therein, together with all exhibits thereto, and have assumed that the transactions contemplated by the Registration Statement and the Separation Agreement will be consummated in accordance therewith and as described therein (and that no transaction or condition described therein and affecting this opinion will be waived by any party). We have also made such other investigations of fact and law as we have deemed appropriate.

        Based upon and subject to the foregoing, we are of the opinion that, for U.S. federal income tax purposes, (i) no gain or loss will be recognized to holders of McDonald's common stock as a result of the receipt of Chipotle class B common stock in exchange for McDonald's common stock pursuant to the Exchange Offer or as a pro rata distribution pursuant to any Spin-Off, under section 355(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) no gain or loss will be recognized to McDonald's as a result of the distribution of Chipotle class B common stock pursuant to the Exchange Offer or any Spin-Off, under section 355(c) of the Code.

        Our opinion is based on the Code and applicable regulations, rulings, and decisions, in each case as in effect on the date hereof, and may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

        We are furnishing this opinion to you solely in connection with the filing of the Registration Statement. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ KRISTOFER W. HESS Kristofer W. Hess, a Partner